Exhibit 99.10

Allied Waste Industries, Inc.
15880 Greenway - Hayden Loop, Suite 100
Scottsdale, Arizona  85260



                             January 30, 1997



Mr. James G. Coulter
TPG Partners, L.P.
TPG Parallel I, L.P.
201 Main Street, Suite 2420
Fort Worth, Texas  76102

Dear Mr. Coulter:

     This letter sets forth the understandings and agreements between Allied Waste Industries, Inc., a Delaware corporation ("Allied"), TPG Partners, L.P., a Delaware limited partnership ("TPG Partners"), and TPG Parallel I, L.P., a Delaware limited partnership ("TPG Parallel"; TPG Partners and TPG Parallel are collectively referred to herein as "TPG"), regarding the registration rights granted to TPG in the Securities Purchase Agreement by and between Allied and TPG dated as of October 27, 1994 (the "Agreement"), as amended, which provides for the purchase of 11,709,602 shares of Allied's common stock, par value $0.01 per share (the "Common Stock"), by TPG.

     1. Section 4.1 of the Agreement is hereby amended to read as follows in its entirety:

     4.1 Shelf Registration. (a) On or before February 10, 1997, the Company shall cause to be filed pursuant to Rule 415 under the Securities Act a shelf registration statement (the "Initial Registration Statement") relating to up to 5,854,801 Shares (the "Initially Registered Shares"). The Company shall use its best efforts to have such Initial Registration Statement declared effective as soon as reasonably practicable after such filing, and to keep such Initial Registration Statement continuously effective (and to take any and all other actions necessary in order to maintain the registration of the Initially Registered Shares including, without limitation, the filing of any additional registration statement that may be required) until the earlier of: (i) the date upon which the offering of the Initially Registered Shares is completed or (ii) three years following the date on which such Initial Registration Statement becomes effective under the Securities Act; provided, however, that the Company may voluntarily suspend the effectiveness of the Initial Registration Statement for a limited time, which in no event shall be longer than 120 days, if the Company has been advised by counsel that the offering of the Initially Registered Shares pursuant to the Initial Registration Statement would adversely affect a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction involving the Company, in which case the Company shall be required to keep such Initial Registration Statement effective for an additional period of time beyond three years following the date of the effectiveness thereof equal to the number of days the effectiveness thereof is suspended pursuant to this proviso. Upon the occurrence of any event that would cause the Initial Registration Statement (a) to contain a material misstatement or omission or (b) not to be effective and usable for the Initially Registered Shares during the period that such Initial Registration Statement is required to be effective and usable, the Company shall promptly file an amendment to the Initial Registration Statement, in the case of clause (a), correcting any such misstatement or omission, and in the case of either clause (a) or (b), use its best efforts to cause such amendment to be declared effective and such Initial Registration Statement to become usable as soon as practicable thereafter.

          (b) Upon receipt by the Company of a request from the Purchaser at any time, the Company shall cause to be filed pursuant to Rule 415 under the Securities Act a shelf registration statement (the "Shelf Registration Statement") as to the Shares that were not registered under the Initial Registration Statement (the "Remaining Shares"). The Company shall use its best efforts to have such Shelf Registration Statement declared effective as soon as reasonably practicable after such filing, and to keep such Shelf Registration Statement continuously effective (and to take any and all other actions necessary in order to maintain the registration of the Remaining Shares including, without limitation, the filing of any additional registration statement that may be required) for three years following the date on which such Shelf Registration Statement becomes effective under the Securities Act; provided, however, that the Company may voluntarily suspend the effectiveness of such Shelf Registration Statement for a limited time, which in no event shall be longer than 120 days, if the Company has been advised by counsel that the offering of the Remaining Shares pursuant to the Shelf Registration would adversely affect a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction involving the Company, in which case the Company shall be required to keep such Shelf Registration Statement effective for an additional period of time beyond three years following the date of the effectiveness thereof equal to the number of days the effectiveness thereof is suspended pursuant to this proviso. Upon the occurrence of any event that would cause the Shelf Registration Statement (i) to contain a material misstatement or omission or (ii) not to be effective and usable for the Remaining Shares during the period that such Shelf Registration Statement is required to be effective and usable, the Company shall promptly file an amendment to the Shelf Registration Statement, in the case of clause (i), correcting any such misstatement or omission, and in the case of either clause (i) or (ii), use its best efforts to cause such amendment to be declared effective and such Shelf Registration Statement to become usable as soon as practicable thereafter.

     2. Management Cooperation. Management of Allied shall take such actions as are necessary to reasonably cooperate with TPG regarding any selling efforts undertaken by TPG in connection with an offering of Common Stock pursuant to the Initial Registration Statement or the Shelf
Registration Statement.

     If you are in agreement with the foregoing, please so indicate by signing this letter in this space provided below.

                              Sincerely

                              /s/ Roger A. Ramsey
                              Roger A. Ramsey
                              Chairman and Chief Executive Officer


Agreed and accepted on January 30, 1997
for TPG Partners, L.P. and TPG Parallel I, L.P.
by TPG GenPar, L.P., general partner, and TPG
Advisors, Inc., general partner


By: /s/ James G. Coulter
    James G. Coulter